UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bowyer, James D.

   c/o 400 Wilshire Boulevard - Suite 1020
   Santa Monica, CA  90401
2. Issuer Name and Ticker or Trading Symbol
   Orion Acquisition Corp. II
   MTMR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |5/5/00|J(1)|V|23,200            |D  |NA         |23,200             |I     |Pension Plan (2)           |
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Common Stock               |5/5/00|J(1)|V|5,000             |D  |N/A        |5,000              |D     |-                          |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Common Stock Purchase |$9.00   |5/5/0|J(1)|V|- D        |A,D|N/A  |7/2/0|Common Stock|1,500  |N/A    |1,500       |I  |Pension Plan|
Options               |        |0    |    | |           |   |     |1    |            |       |       |            |   | (2)        |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Exempt transfer purusant to domestic relations
order.
(2)  Reporting person is sole trustee of the James D. Boyer Pension Plan.
This Report does not include shares held in the trading account of MDB Capital Group LLC, which qualify under Section 16(d) of the Securities and
Exchange Act of
1934.
SIGNATURE OF REPORTING PERSON
/s/  James D. Boyer
DATE
May 10, 2000